First Amendment to Fund Participation

Agreement

This First Amendment (the “Amendment”), by and among Lincoln Variable Insurance Products Trust, a Delaware statutory trust (“Trust”), on its behalf and on behalf of its investment series set forth in Exhibit A (each, a “Fund”), Lincoln Financial Investments, a Tennessee corporation (“Adviser”), Lincoln Financial Distributors, Inc., a Connecticut corporation (“Distributor”), and Wilton Reassurance Life Company of New York (f/k/a Allstate Life Insurance Company of New York) (“Company”), a life insurance company organized under the laws of the State of New York, is effective as of April 27, 2026 (the “Effective Date”).

WHEREAS, the parties hereto entered into the Fund Participation Agreement (“FPA”), executed and effective as of April 29, 2024, as amended;

WHEREAS, the parties desire to amend the Agreement to permit the separate accounts to invest in additional funds; and

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1.	Exhibit A shall be deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings they were ascribed in the Agreement.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

4.	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative as of the Effective Date.

Lincoln Variable Insurance	Lincoln Financial Investments
Products Trust	Corporation

By: /s/ Jennifer Matthews	By: /s/ Jennifer Matthews
Name: Jennifer Matthews	Name: Jennifer Matthews
Title: Vice President	Title: Vice President
Date: 3/4/26	Date: 3/4/26

Lincoln Financial Distributors, Inc.	Wilton Reassurance Life Company of
New York.

By: /s/ Michael Herron	By: /s/ Brent McGroarty
Name: Michael Herron	Name: Brent McGroarty
Title: VP Sales Operations	Title: SVP, Chief Operating Officer
Date: 3/4/26	Date: 3/4/26

Exhibit A

Funds

Dated as of April 27, 2026

All Funds of the Trust that are available and open to new investors on or after the Effective Date of this Agreement.

Exhibit B

Separate Accounts of the Company Registered Under the 1940 Act as Unit Investment Trusts

American Separate Account No. 2

American Separate Account No. 3

Wilton Reassurance Life Co of New York Variable Life Separate Account A

Wilton Reassurance Life Co of New York Separate Account A

Variable Annuity Contracts and Variable Life Insurance Contracts Registered Under the Securities Act of 1933

All of the variable annuity contracts and variable life insurance policies offered through the separate accounts of the Company listed above.

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